FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2012	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES EARNINGS FOR QUARTER ENDED MARCH 31, 2012

WASHINGTON TOWNSHIP, NJ, April 23, 2012 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2012.

Parke Bancorp reported net income available to common shareholders of $1.54 million, or $0.31 per diluted common share, for the quarter ended March 31, 2012, compared to net income of $2.04 million, or $0.41 per diluted common share, reported for the quarter ended March 31, 2011, a decrease of 24.9%. The following is a recap of significant items that impacted the first quarter of 2012 compared to the same quarter last year. In 2012, there was a $1.6 million decrease in gain on sale of SBA loans as compared to 2011. The 2011 gain was higher due to a change in the SBA sales agreement; warranty language was removed from the sales agreement and Parke Bancorp was no longer required to defer the recognition of the gain for 90 days. The gain recorded in 2011 represented loans sold during the quarter ended March 31, 2011 and previously deferred gains from the quarter ended December 31, 2010 ($420,000 net of income taxes). The 2012 quarter was also impacted by a $273 thousand increase in OREO expense related to the payment of expenses resulting from a higher level of properties owned through foreclosure or deed in lieu of foreclosure.

At March 31, 2012, Parke Bancorp's total assets were $774.60 million down from $790.74 million at December 31, 2011, a decrease of $16.14 million or 2.0%.

Parke Bancorp's total loans decreased to $612.07 million from $625.12 million at December 31, 2011, a decrease of $13.05 million or 2.1%.

At March 31, 2012, Parke Bancorp had $43.20 million in non-performing loans representing 5.6% of total assets, a decrease from $44.46 million at December 31, 2011. Loans past due greater than 30 to 89 days were $13.53 million at March 31, 2012, an increase of $7.06 million from December 31, 2011.

At March 31, 2012, Parke Bancorp's allowance for loan losses was $17.56 million, which includes $1.35 million of specific reserves on impaired loans. The ratio of allowance for loan losses to total loans decreased to 2.9% at March 31, 2012 from 3.1% at December 31, 2011. During the last quarter of 2011, Parke Bancorp charged-off $4.05 million in loans, primarily due to estimated collateral deficiencies on impaired loans. The ratio of allowance for loan losses to non-performing loans was 40.6% at March 31, 2012, compared to 43.5% at December 31, 2011.

Parke Bancorp's total investment securities portfolio decreased to $23.38 million from $24.55 million at December 31, 2011, a decrease of $1.17 million or 4.8%.

Other real estate owned (“OREO”) at March 31, 2012 was $23.93 million, compared to $19.41 million at December 31, 2011. The real estate owned consisted of 18 properties, the largest being a condominium development recorded at $12.69 million.

At March 31, 2012, Parke Bancorp's total deposits were $647.49 million up from $634.85 million at December 31, 2011, an increase of $12.64 million or 2.0%.

Parke Bancorp's total borrowings decreased to $43.97 million from $74.01 million at December 31, 2011, a decrease of $30.04 million or 40.6%.

Parke Bancorp's total equity increased to $78.56 million at March 31, 2012 from $77.27 million at December 31, 2011, an increase of $1.28 million or 1.7% due to the retention of earnings from the year.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, stated:

“Though our earnings for the quarter are below the same quarter last year by approximately $500,000, this was attributable to the inclusion of two quarters of gains on sale of SBA loans in the prior year’s quarter due to a change in accounting treatment. The drop in total assets was primarily related to the planned payoff of $30 million in maturing borrowings during the quarter. This was offset by continued strong performance in our retail deposit marketing efforts. Loans are down by $13 million as it is becoming increasingly difficult to generate new loan relationships, and retain existing borrowers, as the competition for quality loans has significantly increased as large national and regional banks have entered into our segment of the market. Our level of nonperforming loans continues to be our primary focus and we are aggressively working out of these troubled assets. Our Company remains committed to maintaining ourselves as a strong and steady financial institution, right here in our community.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
(unaudited)
	March 31, 2012	December 31, 2011	% Change
	(in thousands)
Total Assets	$774,604	$790,738	-2.0%
Cash and cash equivalents	102,812	110,228	-6.7%
Investment securities	23,376	24,549	-4.8%
Loans	612,067	625,117	-2.1%
Deposits	647,494	634,855	2.0%
Borrowings	43,971	74,010	-40.6%
Total equity	78,556	77,273	1.7%

Operating Ratios
	Three Months Ended March 31,
	2012	2011

Return on average assets	0.92%	1.24%
Return on average common equity	9.77%	14.37%
Interest rate spread	4.13%	4.35%
Net interest margin	4.26%	4.51%
Efficiency ratio	39.46%	30.99%

Asset Quality Data
	March 31, 2012	December 31, 2011
	(in thousands)
Allowance for loan losses	$17,557	$19,323
Allowance for loan losses to total loans	2.87%	3.09%
Non-accrual loans	$43,204	$44,459
OREO	$23,934	$19,410

Statements of Income Data
(unaudited)
	Three Months Ended March 31,
	2012	2011
	(in thousands)
Interest and dividend income	$9,854	$10,207
Interest expense	2,015	2,407
Net interest income	7,839	7,800
Provision for loan losses	2,250	2,400
Net interest income after provision for loan losses	5,589	5,400
Non-interest income	1,107	2,496
Non-interest expense	3,530	3,197
Income before income taxes	3,166	4,699
Provision for income taxes	1,272	1,880
Net income attributable to Company and noncontrolling (minority) interests	1,894	2,819
Net income attributable to noncontrolling (minority) interests	(107)	(527)
Net income attributable to Company	1,787	2,292
Preferred stock dividend and discount	252	249
Net income available to common shareholders	1,535	2,043

Basic income per common share	0.31	0.42
Diluted income per common share	0.31	0.41

Weighted shares - basic	4,886,178	4,886,178
Weighted shares - diluted	4,897,332	5,027,810